MGP REACHES AGREEMENT TO SELL STAKE IN ICP JOINT VENTURE
Board expects to declare special dividend of approximately $0.85 per share after closing

ATCHISON, Kan., June 27, 2017 - MGP Ingredients, Inc. (Nasdaq/MGPI) announced today that it has entered into a merger agreement with an affiliate of SEACOR Holdings, Inc. and Pacific Ethanol Central, LLC that would result in a sale of its thirty percent equity ownership interest in Illinois Corn Processing, LLC ("ICP") to Pacific Ethanol.
“The sale of ICP will enable MGP to fully focus on growing our core businesses of premium beverage alcohol and specialty ingredients products,” said Gus Griffin, president and CEO of MGP. “This transaction is another step in our strategic plan to realize the full potential of MGP for our shareholders.”
Total proceeds of $76 million will be paid in a combination of $30 million in cash and through the issuance of secured promissory notes with an aggregate principal amount of $46 million to both of the ICP members in proportion to their ownership. The purchase price is subject to customary pre- and post-closing adjustments.
The transaction is subject to customary representations, warranties and covenants, including covenants with respect to the operation of ICP prior to the closing of the merger transaction. The transaction is also subject to customary closing conditions. Guggenheim Securities LLC acted as exclusive financial advisor to Illinois Corn Processing, LLC.
MGP expects that its Board of Directors will declare a special dividend of approximately $0.85 per share of common stock outstanding, or $14.5 million in the aggregate, to occur within 30 days of closing the merger transaction. This dividend will primarily be funded from the initial cash proceeds from the sale and cash received from a dividend distribution from ICP of $6.6 million approved on June 26, 2017.
Effects of Transaction and Long Term Guidance
Income from MGP's ownership of ICP is reported as equity method investment earnings. The transaction will not affect MGP's sales or operating income, but will reduce MGP's net income by eliminating equity method investment earnings after the date of closing. For the period ending March 31, 2017, MGP reported equity method investment earnings of $471,000, or $0.02 per share. For the year ended December 31, 2016, MGP had equity method investment earnings of $4.0 million from its ownership of ICP, or $0.17 per share.
The transactions contemplated by the Merger Agreement would result in a gain on sale of equity method investment, net of tax, of approximately $8.0 million. This pro forma financial information is presented for illustrative purposes only, is based on certain assumptions that we believe are reasonable, and is not necessarily indicative of the results of the contemplated transaction.
There is no change at this time to the Company’s previously-issued guidance regarding revenue or operating income expectations. Additional details of the merger transaction can be found in the Company's Form 8-K filed with the Securities and Exchange Commission on June 27, 2017.

About Illinois Corn Processing (ICP)
ICP produces high quality food grade alcohol, chemical intermediates, and fuel at its Pekin, Illinois facility. Illinois Corn Processing Holdings Inc., an affiliate of SEACOR Holdings, Inc., holds the remaining equity in ICP. MGP's share of the merger consideration will equal its proportionate ownership percentage.
About MGP Ingredients, Inc.
MGP is a leading producer and supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include premium bourbon and rye whiskeys, gins and vodkas, which are carefully crafted through a combination of art and science and backed by over 150 years of experience. The Company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a producer of high quality industrial alcohol for use in both food and non-food applications. The Company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the Company facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.
Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this filing regarding the closing of the transactions contemplated by the Merger Agreement, and our prospects, plans (including special dividend plans), financial position, business strategy, guidance on growth in operating income, revenue, gross margin, and future effective tax rate may constitute forward-looking statements. Forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. The risks and uncertainties in connection with such forward-looking statements related to the proposed transactions include, but are not limited to, the occurrence of any event, change or other circumstances that could delay the closing of the proposed transactions; the possibility of non-consummation of the proposed transactions and the termination of the Merger Agreement; the failure to satisfy any of the conditions to the closing of the merger in the Merger Agreement; adverse effects on the Company’s common stock because of the failure to complete the proposed merger transaction; and the dependence of the proposed special dividend of the consummation of the merger transaction. For further information on other risks and uncertainties that may affect our business see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2016.
For More Information
Investors & Analysts:
Bob Burton
616-233-0500 or Investor.Relations@mgpingredients.com
Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com
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